Exhibit 99.1

EyePoint Reports Fourth Quarter and Full-Year 2025 Financial Results and Highlights Recent Corporate Developments

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Both pivotal Phase 3 trials for DURAVYU in wet AMD on track for data readout beginning in mid-2026 –
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Patients dosed in both COMO and CAPRI Phase 3 clinical trials for DURAVYU in DME –
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Michael Campbell appointed Chief Commercial Officer to lead launch strategy and readiness for DURAVYU –
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Over $300 million of cash and investments on December 31, 2025, providing runway into Q4 2027 –

WATERTOWN, Mass., March 4, 2026 (GLOBE NEWSWIRE) – EyePoint, Inc. (Nasdaq: EYPT), a company committed to developing and commercializing innovative therapeutics to improve the lives of patients with serious retinal diseases, today announced financial results for the fourth quarter and full-year ended December 31, 2025, and highlighted recent corporate developments.

“Following a year of exceptional execution across our pivotal DURAVYU programs, EyePoint enters 2026 from a position of strength as we prepare to deliver on key Phase 3 milestones and showcase the potential of DURAVYU’s best-in-class safety and efficacy profile,” said Jay S. Duker, M.D., President and Chief Executive Officer of EyePoint. “We expect to report Phase 3 topline data in wet AMD beginning in mid-2026, and we are confident that our de-risked approach and non-inferiority pathway position us to potentially obtain a broad and favorable label. DURAVYU is the only TKI in development for the treatment of DME and, with the recent first patient dosing in our COMO and CAPRI Phase 3 trials, we now have active pivotal programs in the largest multi-billion-dollar retina markets. Our clinical timeline positions DURAVYU to be first to market among current investigational sustained delivery programs in these large and growing indications.”

Dr. Duker continued, “Looking ahead, we remain focused on regulatory and commercial readiness to support an efficient NDA filing and deliver DURAVYU to wet AMD patients as quickly as possible. With our strong balance sheet, DURAVYU’s clinical and mechanistic differentiation, and our rapidly approaching Phase 3 readouts, we are optimally positioned to continue our leadership in sustained drug delivery and address the needs of patients living with serious retinal diseases.”

R&D Highlights and Updates

DURAVYU in Wet Age-Related Macular Degeneration (Wet AMD)

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LUGANO topline data is anticipated in mid-2026, with LUCIA topline data expected shortly after. LUGANO and LUCIA are identical Phase 3 trials evaluating DURAVYU™ (vorolanib intravitreal insert) for wet AMD with over 900 patients enrolled.
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Both non-inferiority trials include six-month re-dosing, an on-label aflibercept control arm, and follow a clear and recognized pathway for potential global regulatory and commercial success. The Phase 3 data, if positive, are expected to support a compelling and clinically relevant label.
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The independent Data Safety Monitoring Committee (DSMC) completed its second scheduled review of the Phase 3 program and recommended continuation as planned, with no protocol modifications.

Exhibit 99.1

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Interim masked safety data through September 29, 2025, indicated that the safety profile observed in LUGANO and LUCIA remained consistent with the favorable safety observed in previous DURAVYU clinical trials.

DURAVYU in Diabetic Macular Edema (DME)

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First patient dosed in both the Phase 3 COMO and CAPRI clinical trials evaluating DURAVYU for the treatment of DME.
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Aligned with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) on the design of the pivotal Phase 3 program, which follows an established non-inferiority approval pathway with an on-label aflibercept control arm and DURAVYU re-dosing every six-months. Rapid enrollment of approximately 240 patients in both COMO and CAPRI is anticipated, with topline data expected in the second half of 2027.

DURAVYU Highlights

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Recently analyzed preclinical data demonstrated that DURAVYU has the potential to be the only TKI with a novel, multi-MOA inhibiting VEGF, PDGF and pro-inflammatory IL-6–mediated signaling with no TIE-2 inhibition that features immediate bioavailability and controlled drug release to prevent free floating drug particles. The data showed vorolanib reduced IL-6 activity by more than 50%, potentially bringing a synergistic anti-inflammatory effect in addition to established VEGF inhibition to the treatment of wet AMD and DME.
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Presented a clinical trial update for DURAVYU for retinal exudative diseases and a post hoc analysis of DAVIO 2 data at the Hawaiian Eye and Retina 2026 conference, emphasizing the broad treatment potential of DURAVYU and enthusiasm from the retinal community for new treatment options in multiple serious retinal diseases.
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Presented additional DAVIO 2 trial data at the Angiogenesis, Exudation, and Degeneration 2026 conference, highlighting retinal fluid dynamics and treatment durability with one dose of DURAVYU.
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Presented DAVIO 2 trial in wet AMD data and VERONA trial in DME data at the 49th Annual Macula Society Meeting, showcasing the early vision and anatomic improvements observed with DURAVYU treatment.

Recent Corporate Highlights

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Appointed Michael Campbell as Chief Commercial Officer. Mr. Campbell is an experienced retina commercial leader with a proven track record of successful product launches and oversight of prominent ophthalmology franchises. He assumes responsibility for commercial strategy and launch readiness for DURAVYU.
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Expanded intellectual property protection for the DURAVYU insert formulation with the issuance of a U.S. patent in February 2026, which is expected to extend U.S. patent coverage of DURAVYU into 2043.
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Completed manufacturing of registration batches for DURAVYU at our commercial facility in Northbridge, Massachusetts. These batches will support the critical chemistry, manufacturing, and controls (CMC) section of the planned New Drug Application (NDA) filing for DURAVYU in wet AMD.
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Completed an underwritten public offering with gross proceeds of $172.5 million in October 2025.

Exhibit 99.1

Review of Results for the Fourth Quarter Ended December 31, 2025

For the fourth quarter ended December 31, 2025, total net revenue was $0.6 million compared to $11.6 million for the quarter ended December 31, 2024. Net product revenue for the fourth quarter was $0.3 million, compared to net product revenue for the corresponding period in 2024 of $0.8 million.

Net revenue from license and royalties for the fourth quarter ended December 31, 2025, totaled $0.3 million compared to $10.8 million in the corresponding period in 2024. The decrease was primarily driven by the recognition of remaining deferred revenue related to the Company’s 2023 agreement for the license of YUTIQ® product rights.

Operating expenses for the fourth quarter ended December 31, 2025, totaled $71.0 million versus $56.8 million in the prior year period. This increase was primarily driven by the ongoing Phase 3 trials for DURAVYU in wet AMD and DME.

Net non-operating income totaled $2.9 million and net loss was $67.6 million, or $(0.81) per share, compared to a net loss of $41.4 million, or ($0.64) per share, for the prior period.

Review of Results for the Full Year Ended December 31, 2025

For the full year ended December 31, 2025, total net revenue was $31.4 million compared to $43.3 million for the year ended December 31, 2024. Net product revenue for the full year ended December 31, 2025, was $1.6 million, compared to $3.2 million for the full year ended December 31, 2024.

Net revenue from license and royalties for the full year ended December 31, 2025, totaled $29.8 million compared to $40.1 million in the corresponding period in 2024. The decrease was primarily driven by the recognition of remaining deferred revenue related to the Company’s 2023 agreement for the license of YUTIQ® product rights.

Operating expenses for the full year ended December 31, 2025, totaled $274.8 million versus $189.1 million in 2024. This increase was primarily driven by the ongoing Phase 3 trials for DURAVYU in wet AMD and DME.

Net non-operating income totaled $11.8 million and net loss was $232.0 million, or ($3.17) per share, compared to a net loss of $130.9 million, or ($2.32) per share, for the prior year period.

Cash, cash equivalents, and investments in marketable securities on December 31, 2025, totaled $306 million compared to $371 million as of December 31, 2024.

Financial Outlook

We expect the cash, cash equivalents, and investments on December 31, 2025, will enable us to fund operations into the fourth quarter of 2027 beyond key milestones for the Phase 3 wet AMD program in 2026 and fully funding the Phase 3 pivotal DME program.

Conference Call Information

EyePoint will host a conference call today at 8:30 a.m. ET to discuss the results for the fourth quarter and full-year ended December 31, 2025 and recent corporate developments. To access the live conference call, please register at https://edge.media-server.com/mmc/p/i8pzi8wg. A live audio webcast of the event can be accessed via the Investors section of the Company website at www.eyepoint.bio. A webcast replay will also be available on the corporate website at the conclusion of the call.

Exhibit 99.1

About EyePoint

EyePoint, Inc. (Nasdaq: EYPT) is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative therapeutics to improve the lives of patients with serious retinal diseases. The Company’s lead product candidate, DURAVYU™, is an innovative investigational sustained delivery treatment for serious retinal diseases combining vorolanib, a selective and patent-protected tyrosine kinase inhibitor, in next-generation bioerodible Durasert E™ technology. Supported by robust safety and efficacy data across multiple clinical trials and indications, DURAVYU is currently being evaluated in Phase 3 pivotal trials for wet age-related macular degeneration (wet AMD) and diabetic macular edema (DME). Topline data is expected for wet AMD beginning in mid-2026.

The Company is committed to partnering with the retina community to improve patient lives while creating long-term value, with four approved drugs over three decades and tens of thousands of eyes treated with EyePoint innovation.

EyePoint is headquartered in Watertown, Massachusetts, with a commercial manufacturing facility in Northbridge, Massachusetts.

Vorolanib is licensed to EyePoint exclusively by Equinox Sciences, a Betta Pharmaceuticals affiliate, for the localized treatment of all ophthalmic diseases outside of China, Macao, Hong Kong and Taiwan.

DURAVYU™ has been conditionally accepted by the FDA as the proprietary name for EYP-1901. DURAVYU is an investigational product; it has not been approved by the FDA. FDA approval and the timeline for potential approval is uncertain.

Forward Looking Statements

EYEPOINT SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding our expectations regarding our clinical development and regulatory plans; our belief that DURAVYU™ is well-positioned to be the first-to-market among all investigational sustained release treatments for wet AMD and DME; our belief that DURAVYU is the only TKI in development for DME; our belief that DURAVYU is uniquely positioned to potentially address both VEGF-mediated vascular leakage and IL-6 mediated inflammatory drivers of DME as a sustained delivery therapy; our belief that DURAVYU’s potential real-world application in multiple retinal disease indications and established trial designs position DURAVYU for clinical and commercial success; our expectations regarding the timing of the availability and release of wet AMD and DME clinical data; our expected cash runway; our belief that DURAVYU has the potential to maintain a majority of patients with active disease with no supplemental anti-VEGF therapy for six months or longer; and our expectations regarding the timing and clinical development of our other product candidates, including EYP-2301; and other statements regarding the Company’s future plans, objectives, strategies and beliefs, as identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” or other words of similar meaning or the use of future dates.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, these risks and uncertainties

Exhibit 99.1

include the timing, progress and results of the Company’s clinical development activities, including DURAVYU; uncertainties and delays relating to communications with the U.S. Food and Drug Administration and the ability to obtain regulatory approval from FDA for the commercialization of DURAVYU; unanticipated costs and expenses; the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the risk that results of clinical trials may not be predictive of future results, and interim and preliminary data are subject to further analysis and may change as more data becomes available; unexpected safety or efficacy data observed during clinical trials; uncertainties related to the regulatory authorization or approval process, and available development and regulatory pathways for approval of the Company’s product candidates; changes in the regulatory environment; disruptions at the FDA, including due to a reduction in the FDA’s workforce and/or inadequate funding for the FDA; changes in U.S. and international trade policies; changes in expected or existing competition; the success of current and future license agreements; our dependence on contract research organizations, and other outside vendors and service providers; product liability; the impact of general business and economic conditions; protection of our intellectual property and avoiding intellectual property infringement; retention of key personnel; delays, interruptions or failures in the manufacture and supply of our product candidates; the availability of and the need for additional financing; our ability to obtain additional funding to support our clinical development programs; uncertainties regarding the timing and results of the August 2022 subpoena from the U.S. Attorney’s Office for the District of Massachusetts; uncertainties regarding the FDA warning letter pertaining to the Company’s Watertown, MA manufacturing facility; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. A more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in our most recent Annual Report on Form 10-K, in our other filings with the Securities and Exchange Commission (SEC) and in our future reports to be filed with the SEC, which are available at www.sec.gov. Our forward-looking statements speak only as of the dates on which they are made. EyePoint undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:

Tanner Kaufman / Jenni Lu
FTI Consulting

Direct: 203-722-8743 / 667-321-6018
tanner.kaufman@fticonsulting.com / jenni.lu@fticonsulting.com

Media Contact:

Green Room Communications
Direct: 850-384-2833

EyePointMedia@grcomms.com

Exhibit 99.1

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$101,821	$99,704
Marketable securities	204,265	271,209
Accounts and other receivables, net	651	607
Prepaid expenses and other current assets	20,105	9,481
Inventory	1,813	2,305
Total current assets	328,655	383,306
Operating lease right-of-use assets	20,223	21,000
Other assets	15,118	14,159
Total assets	$363,996	$418,465
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$34,884	$29,824
Deferred revenue	—	17,784
Other current liabilities	2,140	1,440
Total current liabilities	37,024	49,048
Deferred revenue - noncurrent	—	10,853
Operating lease liabilities - noncurrent	20,772	21,858
Other noncurrent liabilities	87	205
Total liabilities	57,883	81,964
Stockholders' equity:
Capital	1,410,130	1,208,489
Accumulated deficit	(1,104,978)	(873,016)
Accumulated other comprehensive income	961	1,028
Total stockholders' equity	306,113	336,501
Total liabilities and stockholders' equity	$363,996	$418,465

Exhibit 99.1

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Product sales, net	$299	$774	$1,596	$3,164
License and collaboration agreements	203	10,590	16,734	38,496
Royalty income	118	224	13,041	1,613
Total revenues	620	11,588	31,371	43,273
Operating expenses:
Cost of sales	375	816	2,066	3,712
Research and development	59,214	43,372	221,039	132,926
Sales and marketing	(6)	51	90	131
General and administrative	11,382	12,588	51,610	52,358
Total operating expenses	70,965	56,827	274,805	189,127
Loss from operations	(70,345)	(45,239)	(243,434)	(145,854)
Other income (expense):
Interest and other income, net	2,922	3,930	11,751	15,074
Total other income, net	2,922	3,930	11,751	15,074
Net loss before provision for income taxes	$(67,423)	$(41,309)	$(231,683)	$(130,780)
Provision for income taxes	(186)	(90)	(279)	(90)
Net loss	$(67,609)	$(41,399)	$(231,962)	$(130,870)

Net loss per common share - basic and diluted	$(0.81)	$(0.64)	$(3.17)	$(2.32)
Weighted average common shares outstanding - basic and diluted	83,031	64,556	73,251	56,298